SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Seventh Amendment to Amended and Restated Credit Agreement (this “Seventh Amendment”) is made as of September 21, 2020, by and among VOYA PRIME RATE TRUST, a Massachusetts business trust (the “Borrower”), the lending institutions party hereto and identified as “Lenders” in the Credit Agreement (as hereinafter defined) (the “Lenders”) and State Street Bank and Trust Company in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), amending certain provisions of that certain Amended and Restated Credit Agreement dated as of July 18, 2016 (as amended and in effect from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders, the Administrative Agent and State Street Bank and Trust Company as Swing Line Lender (as such term is defined in the Credit Agreement). Terms not otherwise defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrower and the Lenders desire to amend certain provisions of the Credit Agreement, all as provided more fully herein below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.    Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Maturity Date” and “Overnight Loan Sublimit” which appear in Section 1.01 of the Credit Agreement in their entirety and restating each such definition as follows:

“Maturity Date” means October 21, 2020.

“Overnight Loan Sublimit” means an amount equal to the lesser of (a) $300,000,000 and (b) the Aggregate Revolving Commitments. The Overnight Loan Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments

§2.    Conditions to Effectiveness. This Seventh Amendment will become effective as of the date hereof upon receipt by the Administrative Agent of the following:

(a)    a fully-executed original counterparts of this Seventh Amendment executed by the Borrower, the Lenders and the Administrative Agent; and

(b)    the receipt by the Administrative Agent of a signed certificate from a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent and dated the date hereof certifying (i) as to the incumbency of, and bearing specimen signatures of, the Responsible Officers of the Borrower or other authorized persons who are authorized to execute and take actions under this Seventh Amendment and the Loan Documents for the Borrower (or a certification from such Responsible Officer that the Responsible Officers and other persons who were identified in the certificate dated August 21, 2020 and delivered to the Administrative Agent pursuant to Section 2(b) of the Amendment No. 6 to the Credit Agreement dated as of August 21, 2020 by and among the Borrower, the Lenders and the Administrative Agent the (the “Sixth Amendment Closing Certificate”), remain authorized to execute and take actions under this Seventh Amendment and the Loan Documents), (ii) and attaching the Organizations Documents of the Borrower (or a certification from such Responsible Officer that no changes to the Organizational Documents have been made to any such documents since such documents were delivered to the Administrative Agent and attached to the certificate dated July 8, 2020 and delivered to the Administrative Agent pursuant to Section 12(b) of the Amendment No. 5 to the Credit Agreement dated as of July 8, 2020 by and among the Borrower, the Lenders and the Administrative Agent (the “Fifth Amendment Closing Certificate) or the Sixth Amendment Closing Certificate), (iii) to and attaching a copy of the resolutions of the board of trustees of the Borrower (the “Resolutions”) approving and adopting this Seventh Amendment and the documents being delivered in connection herewith to which the Borrower is a party and authorizing the execution and delivery thereof, certified by a Responsible Officer of the Borrower to be true and correct and in force and effect as of the date hereof, and (iv) that, before and after giving effect to the transactions contemplated hereby, (1) the representations and warranties made by the Borrower herein, in the Credit Agreement and each of the other Loan Documents are true and correct on and as of the date hereof, and with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (2) no Default or Event of Default has occurred and is continuing.

§3.    Representations and Warranties. The Borrower repeats, on and as of the date hereof, each of the representations and warranties made by it in Article V of the Credit Agreement, provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this Seventh Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby and the other Loan Documents to which it is a party are within the trust authority of the Borrower and have been duly authorized by all necessary trust action on the part of the Borrower.

§4.    Ratification, Etc. Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Agreement and the other Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Seventh Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby. This Seventh Amendment shall constitute a Loan Document.

§5.    No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any obligation of the Borrower or any rights of the Lenders or the Administrative Agent consequent thereon.

§6.    Counterparts. This Seventh Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

§7.    Governing Law. THIS SEVENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as a document under seal as of the date first above written.

BORROWER:	VOYA PRIME RATE TRUST, a Massachusetts business trust

By:
Name: Daniel A. Norman
Title: Senior Vice President and Treasurer

ADMINISTRATIVE AGENT:	STATE STREET BANK AND TRUST COMPANY, as Administrative Agent

By:
Name: Paul J. Koobatian
Title: Vice President

LENDERS:

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:
Name: Paul J. Koobatian
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Aron Lau

Name: Aron Lau
Title: Director